As filed with the Securities and Exchange Commission on December 2, 2010

Registration No. 333–

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Yahoo! Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0398689
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 First Avenue

Sunnyvale, California 94089

(Address of Principal Executive Offices) (Zip Code)

Dapper Inc. Global Share Incentive Plan (2007)

(Full title of the plan)

Michael Callahan, Esq.

Executive Vice President, General Counsel and Secretary

Yahoo! Inc.

701 First Avenue

Sunnyvale, California 94089

(Name and address of agent for service)

(408) 349-3300

(Telephone number, including area code, of agent for service)

COPIES TO:

Timothy R. Morse Chief Financial Officer Yahoo! Inc. 701 First Avenue Sunnyvale, California 94089	J. Jay Herron, Esq. O’Melveny & Myers LLP 610 Newport Center Drive, Suite 1700 Newport Beach, California 92660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock of Yahoo! Inc. issuable upon exercise of assumed options under the Dapper Share Incentive Plan	305,946 shares (1)(2)	$1.987271 (3)	$607,998 (3)	$43.35
Common Stock of Yahoo! Inc. issuable upon vesting of assumed restricted stock units under the Dapper Share Incentive Plan	113,787 shares (1)(2)	$16.20 (4)	$1,843,349 (4)	$131.43
TOTAL	419,733 shares (1)(2)		$2,451,347	$174.78

(1)	This Registration Statement covers, in addition to the number of shares of Yahoo! Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Dapper Inc. Global Share Incentive Plan (2007), as amended and restated on October 4, 2010 (the “Dapper Share Incentive Plan”), as a result of one or more adjustments under the Dapper Share Incentive Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)	Each share of Common Stock is accompanied by a preferred stock purchase right pursuant to the Amended and Restated Rights Agreement, dated as of April 1, 2005, as may be amended from time to time, between the Registrant and EquiServe Trust Company, N.A., as Rights Agent.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the weighted average exercise price of options outstanding under this plan.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Stock on November 29, 2010 (which is within five business days prior to the date of filing), as quoted on the Nasdaq Global Select Market.

The Exhibit Index for this Registration Statement is at page 6.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2009, filed with the Commission on February 26, 2010, as amended on September 30, 2010 (Commission File No. 000-28018);

(b)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, filed with the Commission on May 10, 2010, August 9, 2010 and November 8, 2010, respectively (each, Commission File No. 000-28018);

(c)	The Company’s Current Reports on Form 8-K filed with the Commission on January 14, 2010 (with respect to Item 5.02 only), February 16, 2010, March 23, 2010, April 14, 2010, June 30, 2010 (with respect to Item 5.07 only), September 30, 2010, and October 1, 2010 (each, Commission File No. 000-28018);

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on March 12, 1996, as updated by the Company’s Current Report on Form 8-K filed with the Commission on August 11, 2000 (each, Commission File No. 000-28018), and any other amendment or report filed for the purpose of updating such description; and

(e)	The description of the Company’s preferred stock purchase rights contained in its Registration Statement on Form 8-A filed with the Commission on March 19, 2001, as amended by the Company’s Registration Statement on Form 8-A/A filed with the Commission on April 30, 2004 and as updated by the Company’s Current Report on form 8-K filed with the Commission on April 4, 2005 (each, Commission File No. 000-28018), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) allows for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article XII of the Company’s amended and restated certificate of incorporation and Article VI of the Company’s bylaws authorize indemnification of the Company’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL.

The Company has entered into indemnification agreements with its directors and certain officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

The Company maintains liability insurance for the benefit of its officers and directors.

The above discussion of the DGCL and of the Company’s amended and restated certificate of incorporation, bylaws, and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statute, amended and restated certificate of incorporation, bylaws and indemnification agreements.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 6, which is incorporated herein by reference

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on December 2, 2010.

YAHOO! INC.

By:	/S/ TIMOTHY R. MORSE
Timothy R. Morse
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Carol Bartz and Timothy R. Morse, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ CAROL BARTZ Carol Bartz	Chief Executive Officer, President and Director (Principal Executive Officer)	December 2, 2010

/S/ TIMOTHY R. MORSE Timothy R. Morse	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 2, 2010

/S/ AMAN S. KOTHARI Aman S. Kothari	SVP, Global Controller and Chief Accounting Officer (Principal Accounting Officer)	December 2, 2010

/S/ ROY J. BOSTOCK Roy J. Bostock	Chairman of the Board	December 2, 2010

/S/ PATTI S. HART Patti S. Hart	Director	December 2, 2010

/S/ ERIC HIPPEAU Eric Hippeau	Director	December 2, 2010

/S/ SUSAN M. JAMES Susan M. James	Director	December 2, 2010

Vyomesh Joshi	Director

/S/ ARTHUR H. KERN Arthur H. Kern	Director	December 2, 2010

/S/ BRAD D. SMITH Brad D. Smith	Director	December 2, 2010

/S/ GARY L. WILSON Gary L. Wilson	Director	December 2, 2010

/S/ JERRY YANG Jerry Yang	Director	December 2, 2010

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1(A)*	Dapper Inc. Global Share Incentive Plan (2007), as amended and restated on October 4, 2010 (the “Dapper Share Incentive Plan”).

4.1(B)*	Dapper Share Incentive Plan Appendix for Israeli Taxpayers (as amended and restated on October 4, 2010).

4.2(A)*	Form of Stock Option Agreement and Notice of Stock Option Grant under the Dapper Share Incentive Plan.

4.2(B)*	Form of Stock Option Agreement and Notice of Stock Option Grant for employees in Israel under the Dapper Share Incentive Plan.

4.3(A)*	Form of option amendment letter agreement between Dapper Inc. and each optionee in the U.S.

4.3(B)*	Form of option amendment letter agreement between Dapper Inc. and each optionee in Israel.

4.4(A)*	Form of Restricted Stock Unit Award Agreement under the Dapper Share Incentive Plan.

4.4(B)*	Form of Restricted Stock Unit Award Agreement for employees in Israel under the Dapper Share Incentive Plan.

5.1*	Opinion of O’Melveny & Myers LLP (opinion of counsel).

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Deloitte Touche Tohmatsu LLC, Independent Auditors of Yahoo Japan Corporation and Consolidated Subsidiaries.

23.3	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).

*	Filed herewith.